EXHIBIT 10.4.4

Equity Incentive Plan Award Agreement
(2005 Plan Standard Version Effective 2014)

This Award Agreement (this “Agreement”) governs the Stock Option Award, the Restricted Stock Unit Award, and/or the Performance Share Unit Award identified below (each, an “Award”, and collectively, the “Awards”) granted by GrafTech International Ltd. (“GrafTech”) on November 19, 2014 (the “Grant Date”) to _______________________ (the “Participant”) under the 2005 Equity Incentive Plan, as amended (the “Plan”), which is incorporated herein and made a part hereof. Terms not defined in this Agreement shall have the same meanings as in the Plan.

ARTICLE I – GRANT OF STOCK OPTION AWARD

Exercise Price	$____ per share
Option Award	The option to purchase ________ shares of GrafTech’s Common Stock (“Shares”) conditioned upon vesting (the “Options”).

1.1 Option granted. Participant is hereby granted the Option Award set forth above. The Options are Nonqualified Stock Options.
1.2 Time Vesting. To the extent not sooner vested or forfeited, one-third of the Options shall vest on December 3 of each of the next three successive calendar years following the Grant Date.
1.3 Exercise of Option Award. The Options may be exercised only by Participant or, in the event of Participant’s death or Disability, Participant’s estate or legal representative, as applicable. Payment of the Exercise Price shall be made in cash (including check, bank draft or money order) or, with the Compensation Committee’s consent, delivery of Shares with a fair market value equal to the aggregate Exercise Price of the Options being exercised. Participant may exercise the Options pursuant to such cashless or other exercise procedures as may be adopted by GrafTech and in effect at the time of the exercise of the Options.
1.4 Expiration. Vested and unvested Options shall expire on the earlier of (i) the applicable date set forth in Section 5.2 or (ii) 5:00 p.m., Eastern Time, on November 19, 2024.

ARTICLE II – GRANT OF RESTRICTED STOCK UNIT AWARD

Restricted Stock Unit Award	The right to receive _______ shares of Common Stock conditioned upon vesting (the “Restricted Stock Units”).

2.1 Grant of Restricted Stock Units. GrafTech hereby grants Participant the Restricted Stock Unit Award set forth above.
2.2 Time Vesting. To the extent not sooner vested or forfeited, one-third of the Restricted Stock Units shall vest on December 3 of each of the next three successive calendar years following the Grant Date.

ARTICLE III – GRANT OF PERFORMANCE SHARE UNIT AWARD

Performance Share Unit Award	The right to receive _______ Performance Share Units (the “Target Award”) to the extent and upon achievement of the Performance Measures during the Performance Period and conditioned upon vesting.

3.1 Grant of Performance Share Units. GrafTech hereby grants Participant the Performance Share Unit Award set forth above. The Award is subject to the adjustments, restrictions, and conditions set forth in this Agreement.

3.2 Performance Measures.

(i)    [Performance Measures as determined by the Compensation Committee]
(ii)    Changes in Performance Measures. The Compensation Committee shall have the authority to exercise its discretion to change the Performance Measures described above; provided, that, in respect of any Performance Share Unit Award granted to any Participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision), any such change shall be made within the first one-quarter of the Performance Period or when otherwise permitted to satisfy the tax deductibility requirements of such Section 162(m) or the regulations issued thereunder.

3.3 Performance Period. The “Performance Period” means the three year period beginning January 1, 2015 and ending December 31, 2017.

3.4. Adjustments to Target Award.

(i)    Earned Shares. The Target Award shall become earned, and the number of Performance Share Units actually covered by the Target Award shall become fixed, when the Compensation Committee certifies that the Performance Measures have been achieved during the Performance Period. The number of such Performance Share Units shall be fixed in accordance with Section 3.4(iii) based on the degree (as determined by the Compensation Committee) to which the Performance Measures are achieved during the Performance Period. Such Perfomance Share Units are referred to as “Earned Shares”. The Compensation Committee shall have the authority to exercise its discretion to reduce or increase the level of deemed achievement of the Performance Measures; provided, that, in respect of any Performance Share Unit Award granted to any Participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision), only “negative discretion” (as such term is used in Treasury Regulation section 1.162-27(e)(2)(iii) or any successor provision) may be exercised.

(ii)    Performance levels.

[Insert performance levels as determined by the Compensation Committee.]

(iii)    Adjustments.

(a) Adjustments to the Target Award shall be computed in accordance with such formulas or other procedures approved by the Compensation Committee and set forth below]:
[_____________]

3.5 Vesting and Forfeiture. The Compensation Committee shall certify whether (and the extent to which, if any) the Performance Measures have been attained within 75 days following the end of the calendar year that includes the end of the Performance Period. To the extent not sooner vested or forfeited, Earned Shares shall vest on March 31, ____. Any and all Performance Share Units that are not Earned Shares as of March 31, ___ shall not vest and shall be forfeited.

ARTICLE IV – FORFEITURE AND RESTRICTED ACTIVITIES

4.1 Forfeiture Events.

(i)    Participant’s rights, payments, gains and benefits with respect to an Award (whether granted hereunder or under any prior Award Agreement) shall be subject to, in the sole and good faith judgment of the Compensation Committee or the Board, reduction, cancellation, forfeiture or recoupment while Participant is employed or upon or following termination of Participant’s employment for cause, for Participant’s violation of material Company policies, for Participant’s breach of noncompetition, confidentiality or other restrictive covenants, or for Participant’s engagement in Detrimental Conduct; provided, that any change to the terms of the Awards shall be effected in a way that causes the Awards to be excluded from the application of, or to comply with, Section 409A of the Code.

(ii)    In addition, in the event that GrafTech is required to prepare an accounting restatement due to material noncompliance of GrafTech with any financial reporting requirement under United States federal securities laws or regulations promulgated thereunder, Participant shall repay or return to GrafTech any compensation received by Participant pursuant to Awards hereunder during the 3-year period preceding the date on which GrafTech is required to prepare such accounting restatement that is in excess of what would have been paid to Participant under the accounting restatement; provided, however, that such repayment or return is in accordance with United States federal securities laws or regulations promulgated thereunder and any applicable rules and regulations of the primary national securities exchange on which GrafTech is listed and determined to be necessary or advisable by the Board or the Compensation Committee. Any amount to be repaid or returned hereunder shall be determined by the Board or the Compensation Committee in its sole discretion, unless otherwise required by applicable laws, and shall be binding on Participant. To the extent that such amounts are not paid to GrafTech, GrafTech may set off, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amounts so payable to it against any amounts that may be owing from time to time by GrafTech or a Subsidiary to Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason (subject to applicable law and the terms and conditions of applicable plans, programs or arrangements).  There shall be no duplication of recovery under this Paragraph and any of Section 304 of The Sarbanes Oxley Act of 2002 and Section 10D of the Exchange Act, and any rules promulgated thereunder.

4.2 Restricted Activities. From the effective date of this Agreement and continuing for a period of two (2) years following (a) voluntary termination of Participant’s employment with the Company or (b) involuntary termination of Participant’s employment with the Company for cause, violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants, or engagement in Detrimental Conduct, Participant agrees to comply with the obligations set forth on Exhibit A hereto.
ARTICLE V – OTHER PROVISIONS

5.1 Change in Control.

(i)    To the extent not sooner vested, expired, or forfeited, all unvested Awards shall vest (and, as to Options, also become exercisable and, as to Performance Share Units, also become Earned Shares) upon the occurrence of a Change in Control; provided, that Participant must still be an employee of the Company upon the occurrence of such Change in Control. The number of Performance Share Units that shall become Earned Shares which vest upon the occurrence of a Change in Control shall be equal to the number of Performance Share Units granted as the Target Award.

(ii)    In connection with any Change in Control, (a) Participant may exercise Options on a conditional basis, contingent upon the occurrence of such Change in Control, vesting of such Options and Participant being an employee of the Company upon such Change in Control and (b) GrafTech may, in its sole discretion, without Participant’s consent, cancel any Option (in whole or in part and whether or not vested) and pay Participant the excess of (I) the Fair Market Value of a Share on the date of such Change in Control, over (II) the Exercise Price, multiplied by the number of Shares subject to the Option which is being cancelled.

(iii)    Notwithstanding anything contained herein, in the Plan or, with respect to any Option, Restricted Stock or Performance Share (including Performance Share Unit) Awards granted under any prior Award Agreement (“Specific Prior Awards”), in such prior Award Agreement, the term “Change in Control” as used herein or as applied to Specific Prior Awards shall have the meaning set forth in the Plan, except that any event or circumstance that would otherwise constitute a Change of Control under Section 2(f)(i) or 2(f)(ii) of the definition of Change in Control in the Plan shall not constitute a Change in Control hereunder or as applied to Specific Prior Awards to the extent that such event or circumstance results only from a Routine Buy Back (as defined herein) that is not commenced in response to any action or proposal by an Activist Investor (as defined herein). “Activist Investor” means any person who (or who is a member of a group that): (I) has filed or is required to file a Schedule 13D under the Exchange Act; (II) would be required to file a Schedule 13D under the Exchange Act if determined without regard to the number of shares beneficially owned or voting power beneficially held; (III) seeks to effect a “takeover,” a “breakup” or a “change of control” of the Corporation (as commonly understood from time to time by the Board or such Committee) as determined by the Board or any Committee thereof; or (IV) has been designated by the Board or any Committee thereof as an “activist shareholder” (as commonly understood from time to time by the Board or such Committee). “Routine Buy Back” means any open market or privately negotiated repurchase of Common Stock by the Corporation pursuant to a management initiated plan or program that is: (X) certified, prior to first commencement thereof, by the Chief Executive Officer and Chief Financial Officer of the Corporation serving prior to first proposal thereof, as being commenced and conducted in the ordinary course of business and not as part of a plan or arrangement to effect, or with a view toward effecting, a change in effective management, control or ownership of the Corporation or its business (however effected); and (Y) approved by two-thirds of the directors in office prior to the first proposal thereof who were Present Directors or New Directors (each, as defined in the Plan) prior to first proposal thereof.

5.2 Certain Events.

(i)    Voluntary Termination and Termination of Employment for Cause. In the event of Participant’s voluntary termination or termination for cause or Detrimental Conduct: (i) all unearned and/or unvested Awards shall cease to be earnable, shall cease to vest and shall be forfeited; and (ii) all vested Options that have not then been exercised shall expire, and all Earned Shares that have not then vested shall be forfeited, upon the date of Participant’s termination of employment with the Company.

(ii)    Termination of Employment by Company Action; Retirement. In the event of termination by Company action (without cause, violation of material policies, or breach of noncompetition, confidentiality or other restrictive covenants and in the absence of Detrimental Conduct) or by Participant’s Retirement:

(a) as to Option Awards: (I) all unvested Options shall cease to vest and shall be forfeited; and (II) all vested Options shall become immediately exercisable for up to (but no longer than) 12 months following the date of such termination or Retirement (36 months, if termination is due to mandatory Retirement or Retirement at any time after attaining the age of 65 with at least ten (10) years of employment with the Company), but not beyond the original term thereof (after which time they shall expire and be forfeited);

(b) as to Restricted Stock Unit Awards, all unvested Restricted Stock Unit Awards shall cease to vest and shall be forfeited;

(c) as to Performance Share Unit Awards, Participant shall be entitled to receive either (I) if no Change in Control occurs during the Performance Period, a pro-rata portion of the number of Performance Share Units that would have become Earned Shares based on the performance for the entire Performance Period computed based on the ratio of the number of full months Participant is an employee of the Company during the Performance Period over 36 (the total number of months in the Performance Period) or (II) if a Change in Control occurs during the Performance Period and after Participant’s termination of employment with the Company, a pro-rata portion of the number of Performance Share Units granted under the Target Award computed based on the ratio of the number of full months Participant is an employee of the Company during the Performance Period over 36 (the total number of months in the Performance Period), in each case, such Earned Shares to be deliverable when and as they would have been deliverable if Participant had continued to be an employee.

(iii)    Death or Disability. In the event of Participant’s death or termination (by the Company or Participant) due to Disability:

(a) all unvested Options shall vest and become exercisable and such Options and all other vested Options granted under this Agreement may be exercised for up to (but no longer than) 12 months following the date of death or termination, but not beyond the original term thereof (after which time they shall expire and be forfeited);

(b) as to Restricted Stock Unit Awards, all unvested Restricted Stock Unit Awards shall vest; and

(c) as to Performance Share Unit Awards, Participant or, in the event of death, Participant’s successor shall be entitled to receive either (I) if no Change in Control occurs during the Performance Period, a pro-rata portion of the number of Performance Share Units that would have become Earned Shares based on the performance for the entire Performance Period computed based on the ratio of the number of full months Participant is an employee of the Company during the Performance Period over 36 (the total number of months in the Performance Period) or (II) if a Change in Control occurs during the Performance Period and after Participant’s death or termination of employment with the Company, a pro-rata portion of the number of Performance Share Units granted under the Target Award computed based on the ratio of the number of full months Participant is an employee of the Company during the Performance Period over 36 (the total number of months in the Performance Period), and, in each case, such Earned Shares to be deliverable when and as they would have been deliverable if Participant had continued to be an employee.

(iv)    Illustration. For an illustration of these provisions under Section 5.2, see Exhibit B.

5.3 Recordkeeping and Delivery.

(i)    GrafTech shall keep records of Awards granted under this Agreement in book entry or other electronic form. GrafTech may engage the services of its transfer agent or other third parties to assist in the administration of the Plan and such Awards.

(ii)    GrafTech may establish an account for Participant with GrafTech’s transfer agent (“Participant’s Account”). Subject to Section 2(f) of the Plan (as amended by Section 5.1(iii)) and Section 5.2, upon vesting and exercise, Shares purchased upon exercise of Options shall promptly (but in any event within 3 business days), and upon vesting, Shares represented by vested Restricted Stock Unit Awards and vested Earned Shares shall be promptly (but in any event within 30 days following vesting), be delivered to Participant by deposit in Participant’s Account, in book entry form, by direct registration with GrafTech’s transfer agent, or by delivery of a stock certificate; provided, that, in connection with any transaction that constitutes or would, upon occurrence, constitute a Change in Control, GrafTech shall make delivery so that Participant shall have the ability to participate therein as the owner of the Shares so to be delivered and may make such delivery on a conditional basis and on such other terms and conditions as it may determine in its sole discretion.

(iii)    If the Participant is employed at any time by a non-U.S. subsidiary of the Corporation or is not a resident of the U.S. for tax purposes, then, to the extent deemed necessary or appropriate by the Company for administrative convenience or for compliance with non-U.S. employment, tax, securities or other laws, rules or regulations, Awards under this Agreement or any prior Award Agreement may be settled in Shares, cash, other Awards or any combination thereof and pursuant to such procedures, in each case as the Company may determine in its sole discretion.

5.4 Transferability.

(i)    Awards shall not be Transferable except by will or by the laws of descent and distribution.

(ii)    Shares delivered to Participant pursuant to this Agreement become non-forfeitable and transferable at the time they vest; provided, that transferability may be restricted until all withholding requirements under Section 5.5 are satisfied and such Shares shall be subject to transfer restrictions as provided in GrafTech’s insider trading and other compliance policies and procedures.

5.5 Withholding Taxes.

(i)    The Company shall withhold or deduct from any or all payments or amounts due to or held for Participant, whether due from the Company or held in Participant’s Account, an amount (the “Withholding Amount”) equal to all taxes (including social security, unemployment, Medicare, and other governmental charges of any kind) required to be withheld or deducted with respect to any and all taxable income and other amounts attributable to Awards (the “Withholding Requirement”). Alternatively, Participant may elect to pay the Withholding Amount in cash upon such terms and conditions as are acceptable to the Company.

(ii)    The Withholding Amount shall be determined by the Company.     The timing of withholding or deduction shall be determined by the Company; provided, however, that, if such taxes are required to be paid to a tax or other governmental authority before such withholding or deduction is made, then the Company shall pay such taxes when due as agent for Participant and shall be entitled to reimbursement therefor from such payments or amounts, or otherwise.
(iii)    Unless Participant has made or makes a timely election pursuant to Section 83(b) of the Code or has paid the Withholding Amount in cash as provided above, Participant authorizes GrafTech and any broker designated by it to sell, on his or her behalf and for his or her account, such number of Shares otherwise deliverable pursuant to an Award as GrafTech or the broker may deem appropriate to satisfy each Withholding Requirement or to reimburse the Company in respect thereof, so that the net proceeds from such sale equal or exceed the applicable Withholding Amount, and to use the net proceeds to satisfy such Withholding Requirement (with any excess net proceeds to be paid to or deposited in an account of Participant).

(iv)    If Participant has made or makes an election pursuant to Section 83(b) of the Code, he or she shall immediately file a copy thereof with the Company and upon demand by the Company make a cash payment to the Company equal to any Withholding Amount in respect thereof.

(v)    In connection with any sale of Shares pursuant to this Section 5.5, Participant agrees that: (a) such sale may be aggregated with sales of Shares granted to other participants under the Plan or other plans of the Company; (b) such aggregated sales may be made from time to time in one or more installments at any time and over time as GrafTech or the broker may deem necessary or appropriate with a view toward avoidance or minimization of disruption of the market for the Shares, administrative convenience, minimization of costs and expenses or other factors; and (c) the net proceeds from such aggregated sales and the sale prices of the Shares sold may be allocated among such Shares and other securities and Participant and such other participants as GrafTech or the broker may deem reasonable.
(vi)    Participant understands that: (a) different Withholding Requirements may arise at different times based on time of delivery or vesting of Awards, tax elections or other factors; (b) different Withholding Requirements may be based on different values attributable to Awards at such times or otherwise based on applicable tax laws, changes in the financial condition of the Company, changes in market or economic conditions or other factors; (c) it may not be practicable or permissible to sell Shares to satisfy each Withholding Requirement at the time due because of rules and requirements of the broker or the Company, potential liability for short-swing profits, applicable laws, applicable rules of any securities exchange or market, or other factors; and (d) as a result, Shares may be sold at times and values that differ from those applicable to such Withholding Requirement and that such differences can result in gains or losses relative to those values and capital gains and losses for tax purposes in addition to the taxes described in Section 5.5(i).
(vi)    Participant hereby appoints the Vice President, Human Resources and each officer of GrafTech to be Participant’s true and lawful attorney-in-fact, with full power of substitution and re-substitution, to take, cause to be taken and authorize the taking of any and all actions which any such attorney-in-fact may deem necessary, appropriate, convenient or expedient to sell Shares issuable pursuant to the Awards to generate net proceeds to satisfy any and all Withholding Requirements and to use net proceeds in satisfaction thereof. This power of attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney and shall not be affected by the subsequent death, disability or incompetence of Participant. This power of attorney is irrevocable and coupled with an interest and shall remain in effect until all Withholding Requirements have been fully and unconditionally satisfied.

(viii)     Participant acknowledges and agrees that neither the Company nor the broker, nor any of their respective affiliates, control persons, directors, officers, employees, representatives or agents, shall have any liability or obligation for any losses, damages, costs or expenses of any kind or under any theory arising out of or in connection with any action or omission under this Section 5.5 (including the determination of any Withholding Amount or the time when any Withholding Requirement is required to be satisfied or any sale of or delay in selling or failure to sell or the price, terms or conditions of sale of any Shares), including any liability for any claim that Participant could have made more or lost less in connection therewith or for any capital gain or loss due to the difference in time between the triggering of a Withholding Requirement and the resale of Shares in respect thereof or for violations of insider trading or other laws or for incurrence of liability for short-swing profits under Section 16(b) of the Exchange Act, except to the extent that a court of competent jurisdiction determines by final and non-appealable judgment that any such losses, damages, costs or expenses resulted from actions taken or omitted in bad faith or due to gross negligence or willful misconduct. References in this Section 5.5 to “selling” and correlative terms include all activities related thereto, including placement and execution of sell orders, selection of brokers and dealers, delivery of Shares, receipt of proceeds and payment of fees and commissions.

(ix)     The provisions hereof regarding sale of Shares to satisfy Withholding Requirements are also intended to constitute a trading plan within the meaning of Rule 10b5-1 under the Securities Act.

5.6 Notices. Notices to GrafTech under this Agreement shall be addressed to GrafTech International Ltd., [_______________________], Attention: Vice President of Human Resources, with a copy to GrafTech’s General Counsel at the same address. Notices to Participant shall be addressed to the most recent address provided by Participant to GrafTech. Either party may designate in writing another address for notices.

5.7 Internal Revenue Code Section 409A. To the extent there are any ambiguities in this Agreement or the Plan, any such ambiguities shall be construed in a manner that complies with Code Section 409A.

5.8 Amendments and Conflicting Agreements. This Agreement may be amended by a written instrument executed by the parties which specifically states that it is amending this Agreement or by a written instrument executed by GrafTech which so states if such amendment is not adverse to Participant or relates to administrative matters. To the extent that ambiguities in a prior version of this form of Award Agreement have been clarified in this Agreement or there are inconsistencies (other than as to the amount or type of Awards) in application or possible interpretation between this Agreement and a prior version of this form of Award Agreement, the prior versions shall be construed consistent with this Agreement.
5.9 Interpretation. Unless otherwise expressly specified herein, all determinations, consents, elections and other decisions by the Company, the Board, the Compensation Committee or the broker may be made, withheld or delayed in the relevant decision-maker’s sole and absolute discretion.
5.10 Disclosure and Use of Information. By signing and returning this Agreement, and as a condition of the grant of Awards, Participant hereby expressly consents to the collection, use, and transfer of personal data by the Company and by any agent of the Company (“Data Recipients”) for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data Recipients are or may be located in his or her country of residence or elsewhere. Further, Participant understands that he or she may, at any time, oppose the processing and transfer of his or her personal data, review the data, request that any necessary amendments be made to it, or withdraw his or her consent by notifying the Company in writing. Participant further understands that withdrawing consent may affect his or her ability to participate in the Plan. References herein to “Sections” mean Sections of this Agreement unless otherwise indicated or the context otherwise requires.

5.11 Effect on Employment Rights. Nothing in this Agreement shall be construed to confer upon Participant the right to be employed by the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of Participant at any time, or to terminate any employment or other relationship between Participant and the Company at any time and for any reason or no reason.

PARTICIPANT                COMPANY

________________________________        ________________________________                             /Date        Joel L. Hawthorne
Chairman and CEO

EXHIBIT A

RESTRICTED ACTIVITIES

From the effective date of this Agreement and continuing for a period of two (2) years following (a) voluntary termination of Participant’s employment with the Company or (b) involuntary termination of Participant’s employment with the Company for cause, violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants, or engagement in Detrimental Conduct, Participant agrees to the following:

(i)    Participant shall not, without the Company’s prior written consent, directly or indirectly, either for himself or herself or on behalf of any other corporation, partnership, company, person, group, or entity, engage in (a) the business of manufacturing, distributing, selling or providing needle coke and/or carbon or graphite products, services, material or equipment of the kind or type which are the same as or similar to those manufactured, distributed, sold or provided by the Company now or at any time while Participant is an employee of the Company, or (b) any other business in which the Company directly or indirectly engages now or at any time while Participant is an employee of the Company. For purposes of this Exhibit A, Participant shall be deemed to “engage in business” if he or she, directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or connected in any manner with, or renders services or advice to, any corporation, partnership, company, person, group or entity engaged in the activities identified above; provided, however, that Participant may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any international, national or regional securities exchange or market or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) Participant does not beneficially own (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding equity thereof (provided, that Participant shall be deemed not to beneficially own any securities owned by a registered or unregistered investment company with more than $50 million under management).

(ii)    The provisions set forth in Section (i) above shall apply only to the reasonable and limited geographic area consisting of (a) any state, country, possession, or territory in which the Company directly or indirectly has offices, operations, or customers, or otherwise conducts business and (b) during Participant’s period of employment, any state, country, possession, or territory in which the Company plans to conduct business.

(iii)    Participant shall not, directly or indirectly, call on, solicit or take away any of the customers or potential customers of the Company on whom Participant called or with whom Participant became acquainted or of which Participant learned during employment with the Company.

(iv)    Participant shall not, directly or indirectly, solicit for employment any employee of the Company or encourage, induce, attempt to induce, or assist another to induce or attempt to induce any employee of the Company to terminate his or her employment with the Company.

(v)    Participant shall not interfere, in any manner, with the business, trade, goodwill, sources of supply, or customers of the Company. Participant shall refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company or any of the Company’s officers, directors, policies or products, other than to comply with any law or court, regulatory or governmental investigatory order or request.

(vi)    If a court of competent jurisdiction determines that the length of time, geographic scope or other restrictions, or any portion thereof, set forth in this Exhibit A is overly restrictive and unenforceable, the court may reduce or modify the same to the maximum limitations permitted by law, and, as so reduced or modified, the restrictions herein shall remain in full force and effect. If a court of competent jurisdiction determines that any provision of this Exhibit A is invalid or against public policy, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

(vii)    Participant acknowledges and agrees that the business of the Company is international in scope and that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses and the goodwill thereof. The scope and duration of the restrictions contained herein are reasonable in light of the time that Participant has been engaged in the business of the Company, Participant’s reputation in the markets for the Company, and Participant’s relationship with the suppliers and customers of the Company. The restrictions contained herein are not burdensome to Participant in light of the grant of Awards hereunder. Moreover, Participant has other means available to him or her for the pursuit of his or her livelihood. Except as otherwise provided herein, Exhibit A shall survive termination of the Agreement.

(viii)    Participant acknowledges and agrees that in the event of any violation by Participant of the provisions set forth in this Exhibit A, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, in the event of such violation or threatened violation by Participant, the Company shall be entitled to an injunction before trial by any court of competent jurisdiction as a matter of course, in addition to all such other legal and equitable remedies as may be available to the Company. No bond or security needs to be furnished for such injunctive relief. If the Company is required to enforce the provisions set forth above by seeking an injunction, the relevant time periods set forth in this Exhibit A shall commence with the entry of the injunction. In addition to any and all of the rights and remedies which the Company may have against Participant, Participant will be liable to and pay the Company its court costs and reasonable attorneys’ fees incurred in enforcing Participant’s covenants hereunder.

EXHIBIT B

The following table illustrates the provisions of Section 5.2. and it is has no effect on the terms and interpretations of the Agreement.

Termination Scenario	Stock Options	Restricted Stock Units	Performance Share Units
Voluntary Termination or Termination for Cause/Detrimental Conduct	- Forfeit all unvested options - Vested options will immediately expire	Forfeit all unvested awards [subject to the Company’s right to seek recoupment as a result of Detrimental Conduct]	Forfeit all unearned awards [subject to the Company’s right to seek recoupment as a result of Detrimental Conduct]
Termination by Company Action (without cause) or Retirement	- Forfeit all unvested options - 1 yr to exercise all vested options	Forfeit all unvested awards
Receive pro-rata portion based on full months employed over 36 months in performance period times
-    shares that would have been earned based on actual performance at end of performance period
or
-    Target Award in the event of Change in Control

Death	- Immediate vesting of all unvested options. - 1 yr to exercise all vested options	Immediate vesting of all unvested awards
Receive pro-rata portion based on full months employed over 36 months in performance period times
-    shares that would have been earned based on actual performance at end of performance period
or
- Target Award in the event of Change in Control

Disability	- Immediate vesting of all unvested options. - 1 yr to exercise all vested options	Immediate vesting of all unvested awards
Receive pro-rata portion based on full months employed over 36 months in performance period times
-    shares that would have been earned based on actual performance at end of performance period
or
-    Target Award in the event of Change in Control

Mandatory or Age 65 Retirement	- Forfeit all unvested awards - 3 years to exercise all vested options	Forfeit all unvested awards
Receive pro-rata portion based on full months employed over 36 months in performance period times
-    shares that would have been earned based on actual performance at end of performance period
                  or
                Target Award in the event of Change in Control

1